Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into by and between LYDALL, INC., a Delaware corporation (the “Company”), and Kevin T. Longe (the “Executive”).

WITNESSETH

WHEREAS, the Company and the Executive (the “Parties”) have agreed to enter into this agreement (the “Agreement) relating to the employment of the Executive by the Company and/or one of its subsidiaries;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Term of Employment; Termination of Prior Agreement.

1.1 The Company and/or one of its subsidiaries agrees to continue to employ the Executive, and the Executive agrees to remain in the employment of the Company and/or one of its subsidiaries, in accordance with the terms and provisions of this Agreement.

1.2 The Employment Period under this Agreement shall be the period commencing as of the date of this Agreement and, ending on the date of termination of the Executive’s employment pursuant to Section 5, 6 or 7 below, whichever is applicable.

1.3 Immediately upon the commencement of the Executive’s employment pursuant to the terms of this Agreement, that certain Agreement by and between the Executive and the Company dated as of October 4, 2004 shall terminate and shall be of no further force or effect.

2. Duties. It is the intention of the Parties that during the term of the Executive’s employment under this Agreement, the Executive will serve as President, Lydall Filtration/Separation, Inc. of the Company or in such other senior management position as the Company shall determine. During the Employment Period, the Executive will devote his full business time and attention and best efforts to the affairs of the Company and its subsidiaries and his duties. The Executive will have such duties as are appropriate to his position, and will have such authority as required to enable the Executive to perform these duties. Consistent with the foregoing, the Executive shall comply with all reasonable instructions of the Board of Directors of the Company (the “Board”) or a committee thereof.

3. Compensation and Benefits.

3.1 Salary. During the Employment Period, the Company will pay the Executive a base salary at an initial annual rate of two hundred seventy-eight, five hundred Dollars ($278,500). The Company may, in its sole and absolute discretion, increase the Executive’s base salary in light of the Executive’s performance, inflation, changes in the cost of living and other factors deemed relevant by the Company. The Executive’s base salary may not be decreased during the term of this Agreement, other than in connection with an across-the-board decrease affecting substantially all members of senior management of the Company on substantially the same proportional basis. The Chief Executive Officer of the Company shall meet with the Executive annually to review the Executive’s performance, objectives and compensation, including salary and bonus compensation, and the Chief Executive Officer shall then meet with the Compensation Committee of the Board to discuss the same. If the Compensation Committee determines that any adjustments thereto are appropriate, such committee shall make a recommendation to the full Board and the Board shall make such adjustments, if any, as the Board deems appropriate and consistent with this Agreement. The Executive’s base salary will be paid in accordance with the standard practices for other members of senior management of the Company.

3.2 Bonuses.

(a) Annual Bonus. During the Employment Period, the Executive will be eligible to receive annually or otherwise such bonus awards, if any, as shall be determined by the Board in its sole and absolute discretion after receiving the recommendation of the Compensation Committee.

(b) Performance Bonus. If the Executive is employed by the Company on October 26, 2006, the Company will pay to the Executive a performance bonus equal to three (3) months’ base pay on the six-month anniversary of such date (the “Anniversary Date”), provided that (i) the Company does not terminate the Executive’s employment for Cause, the Executive does not terminate his employment with the Company (other than for Good Reason) or the Executive’s employment is not terminated due to his death or Disability prior to the Anniversary Date and (ii) the Executive maintains a satisfactory level of performance through the Anniversary Date as determined by the Compensation Committee in its sole discretion after receiving input from the CEO.

3.3 Benefit Programs. During the Employment Period, the Executive will be entitled to participate on substantially the same terms as other members of senior management of the Company in all employee benefit plans and programs of the Company (other than any severance plan, program or policy), subject to any restrictions or eligibility requirements under such plans and programs, from time to time in effect for the benefit of senior management of the Company, including, but not limited to, retirement plans, profit sharing plans, stock incentive and annual bonus plans, group life insurance, hospitalization and surgical and major medical coverages (excluding the Lydall, Inc. Executive Medical Plan), short-term and long-term disability.

3.4 Vacations and Holidays. During the Employment Period, the Executive will be entitled to vacation leave of three (3) weeks per year at full pay or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior management. The Executive will be entitled to such holidays as are established by the Company for all employees.

3.5 Automobile. During the Employment Period, the Company will provide the Executive with an automobile in accordance with Company policy.

4. Business Expenses. The Executive will be entitled to prompt reimbursement for all reasonable, documented and necessary expenses incurred by the Executive in performing his services hereunder in accordance with the policies of the Company, provided that the Executive properly accounts therefor in accordance with the policies and procedures established by the Company.

5. Termination of Employment by the Company.

5.1 Termination by the Company Other Than For Disability or Cause. The Company may terminate the Executive’s employment at any time other than (i) by reason of the Executive’s Disability (as defined in Section 5.2) or (ii) for Cause (as defined in Section 5.3), by giving the Executive a written notice of termination at least 30 days before the date of termination (or such lesser notice period as the Executive may agree to). In the event of such a termination of employment pursuant to this Section 5.1, the Executive shall be entitled to receive (i) the benefits described in Section 8 if such termination of employment does not occur within 18 months following a “Change of Control” (as defined in Section 10), or (ii) the benefits described in Section 9 if such termination of employment occurs within 18 months following a Change of Control.

5.2 Termination Due to Disability. If the Executive incurs a Disability, as defined below, the Company may terminate the Executive’s employment by giving the Executive written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Executive may agree to). In the event of such termination of the Executive’s employment because of Disability, the Executive shall be entitled to receive (i) his base salary pursuant to Section 3.1 through the date which is twelve months following the date of such termination of employment, reduced by any amounts paid to the Executive under any disability program maintained by the Company, such base salary, as reduced, to be paid in accordance with the standard payroll practices of the Company; (ii) a prorata bonus for the calendar year of termination, calculated as the product of (x) the annual performance-based bonus that would have been payable to the Executive for the calendar year of termination (determined as of the end of such calendar year) and (y) a fraction, the numerator of which is the number of days in the current calendar year through the date of termination and the denominator of which is 365 (366 if a leap year), to be paid at the normal time for payment of such bonus in the calendar year following the calendar year to which the bonus relates; (iii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid, and (iv) any reimbursement amounts owing under Section 4. In addition, if the Executive elects to continue coverage under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA’), then for the period beginning on the date of the Executive’s termination of employment and ending on the earlier of (i) the date which is 12 months after the date of such termination of employment or (ii) the date the Executive becomes eligible for health insurance benefits under the group health plan of another employer, the Company will pay the same percentage of the Executive’s premium for COBRA coverage for the Executive and, if applicable, his spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed members of senior management generally. For the period beginning on the date of the Executive’s termination of employment and ending on the earlier of (i) the date which is 12 months after the date of such termination of employment or (ii) the date on which the Executive becomes eligible for life insurance benefits from another employer, the Company will continue to provide the life insurance benefits that the Company would have provided to the Executive if the Executive had continued in employment with the Company for such period, but only if the Executive timely pays the portion of the premium for such coverage that members of senior management of the Company generally are required to pay for such coverage, if any. The Executive shall notify the Company promptly if he, while eligible for benefits under this Section 5.2, becomes eligible to receive health and/or life insurance benefits from another employer. In the event that the Executive’s participation in the Company’s group life insurance plan is barred, the Company shall arrange to provide the Executive with comparable life insurance coverage to the extent available at a cost not to exceed 125% of the cost of the group life insurance coverage offered to the Executive through the Company’s group life insurance plan; provided that the Executive shall pay the same proportionate share of the premium for such coverage that members of senior management of the Company generally are required to pay for group life insurance coverage under the Company’s group life insurance plan, if any.

For purposes of this Agreement, the Executive shall be considered to have incurred a Disability if and only if the Executive is by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

5.3 Termination for Cause. The Company may terminate the Executive’s employment immediately for Cause for any of the following reasons: (i) an act or acts of dishonesty or fraud by the Executive relating to the performance of his services to the Company; (ii) a breach by the Executive of his duties or responsibilities under this Agreement resulting in significant demonstrable injury to the Company or any of its subsidiaries; (iii) the Executive’s conviction of a felony or any crime involving moral turpitude; (iv) the Executive’s material failure (for reasons other than death or Disability) to perform his duties under this Agreement or insubordination (defined as refusal to execute or carry out directions from the Board or its duly appointed designees) where the Executive has been given written notice of the acts or omissions constituting such failure or insubordination and the Executive has failed to cure such conduct, where susceptible to cure, within ten days following such notice; or (v) a breach by the Executive of any provision of any material policy of the Company or of his obligations under the confidentiality, non-competition and invention ownership agreement executed by the Executive and attached hereto as Exhibit A (the “Confidentiality Agreement”). The Company shall exercise its right to terminate the Executive’s employment for Cause by giving the Executive written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Executive’s employment for Cause, the Executive shall be entitled to receive only (i) his base salary pursuant to Section 3.1 earned through the date of such termination of employment plus his base salary for the period of any vacation time earned but not taken for the year of termination of employment, such base salary to be paid in a lump sum no later than the next payroll date following the Executive’s date of termination to the extent not previously paid, (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid and (iii) any reimbursement amounts owing under Section 4.

6. Termination of Employment by the Executive.

(a) Good Reason. The Executive may terminate his employment for Good Reason by giving the Company a written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Company may agree to) specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Executive’s termination of his employment for Good Reason, the Executive shall be entitled to receive (i) the benefits described in Section 8 if such termination of employment does not occur within 18 months following a Change of Control, or (ii) the benefits described in Section 9 if such termination of employment occurs within 18 months following a Change of Control. For purposes of this Agreement, Good Reason shall mean, without the Executive’s written consent, (i) a significant reduction in the scope of the Executive’s authority, functions, duties or responsibilities from that which is contemplated by this Agreement; provided that a change in scope solely as a result of the Company no longer being public or becoming a subsidiary of another corporation shall not constitute Good Reason, (ii) any reduction in the Executive’s base salary, other than an across-the-board reduction affecting substantially all members of senior management of the Company on substantially the same proportional basis, or (iii) any material breach by the Company of any provision of this Agreement without the Executive having committed any material breach of the Executive’s obligations hereunder or under the Confidentiality Agreement, in each case, which breach is not cured within thirty days following written notice thereof to the Company of such breach. In addition, in the case of a termination of employment within 18 months following a Change of Control, Good Reason shall also include the relocation of the Executive’s office location to a location more than 50 miles away from the Executive’s then current principal place of employment. If an event constituting a ground for termination of employment for Good Reason occurs, and the Executive fails to give notice of termination within 30 days after the occurrence of such event, the Executive shall be deemed to have waived his right to terminate employment for Good Reason in connection with such event (but not for any other event for which the 30-day period has not expired).

(b) Other. The Executive may terminate his employment at any time and for any reason, other than pursuant to subsection (a) above, by giving the Company a written notice of termination to that effect at least 30 days before the date of termination (or such lesser notice period as the Company may agree to); provided, however, that the Company following receipt of such notice from the Executive may elect to have the Executive’s employment terminate immediately following its receipt of such notice. In the event of the Executive’s termination of his employment pursuant to this subsection (b), the Executive shall be entitled to receive only (i) his base salary pursuant to Section 3.1 earned through the date of such termination of employment plus his base salary for the period of vacation time earned but not taken for the year of termination of employment, such base salary to be paid in a lump sum no later than the next payroll date following the Executive’s date of termination to the extent not previously paid, (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid, and (iii) any reimbursement amounts owing under Section 4.

7. Termination of Employment By Death. In the event of the death of the Executive during the course of his employment hereunder, the Executive’s estate (or other person or entity having such entitlement pursuant to the terms of the applicable plan or program) shall be entitled to receive (i) the Executive’s base salary pursuant to Section 3.1 earned through the date of the Executive’s death plus the Executive’s base salary for the period of vacation time earned but not taken for the year of the Executive’s death, such base salary to be paid in a lump sum no later than the next payroll date following the Executive’s date of termination to the extent not previously paid, (ii) a bonus for the year of the Executive’s death (to be paid within 90 days after the Executive’s death) in an amount equal to a pro rata portion of the average of the three highest annual bonuses earned by the Executive under the Company’s annual bonus plan for any of the five calendar years preceding the calendar year of the Executive’s death (or, if the Executive was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Executive was eligible), with any deferred bonuses counting for the year earned rather than the year paid and with the pro rata portion being determined by dividing the number of days of the Executive’s employment during such calendar year up to his death by 365 (366 if a leap year), (iii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid, and (iv) any reimbursement amounts owing under Section 4. In addition, in the event of such death, the Executive’s beneficiaries shall receive any death benefits owed to them under the Company’s employee benefit plans. If the Executive’s spouse and/or dependent children elect to continue coverage under the Company’s health plan following the Executive’s death pursuant to COBRA, the Company for a period of 12 months following the Executive’s death will pay the same percentage of the premium for COBRA coverage for the Executive’s spouse and/or dependent children, as applicable, as the Company would have paid in respect of the Executive’s coverage under such plan if the Executive had continued in employment with the Company for such period.

8. Benefits Upon Termination Without Cause or For Good Reason (No Change of Control). If (a) the Executive’s employment hereunder shall terminate (i) because of termination by the Company pursuant to Section 5.1, or (ii) because of termination by the Employee for Good Reason pursuant to Section 6(a), and (b) such termination of employment does not occur within 18 months following a Change of Control of the Company, the Executive shall be entitled to the following:

(a) The Company shall pay to the Executive his base salary pursuant to Section 3.1 earned through the date of such termination of employment in a lump sum no later than the next payroll date following the Executive’s date of termination to the extent not previously paid, and any other compensation and benefits to the extent actually earned by the Executive under any benefit plan or program of the Company as of the date of such termination of employment, any such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid.

(b) The Company shall pay the Executive any reimbursement amounts owing under Section 4.

(c) The Company shall pay to the Executive in equal installments spread over the period of 12 months beginning on the date of the Executive’s termination of employment an amount equal in the aggregate to the sum of (i) the Executive’s annual rate of base salary in effect immediately preceding his termination of employment, and (ii) the average of his annual bonuses earned under the Company’s annual bonus plan for the three calendar years preceding his termination of employment (or, if the Executive was not eligible for a bonus in each of those three calendar years, then the average of such bonuses for all of the calendar years in such three-year period for which he was eligible), with any deferred bonuses counting for the year earned rather than the year paid (the “Severance Benefit”). The Severance Benefit installments shall be paid at the times that salary payments are normally made by the Company; provided that, if at the time of the Executive’s termination of employment, the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance issued thereunder (a “Specified Employee”), then fifty percent (50%) of the Severance Benefit shall be paid in a lump sum on the first payroll date that occurs six (6) months after the date of the Executive’s termination of employment, and the remaining fifty percent (50%) of the Severance Benefit shall be paid in equal installments spread over six (6) months at the times that salary payments are normally made by the Company, beginning on the second payroll date that occurs six (6) months after the date of the Executive’s termination of employment.

(d) If the Executive elects to continue coverage under the Company’s health plan pursuant to COBRA, then for the period beginning on the date of the Executive’s termination of employment and ending on the earlier of (i) the date which is 12 months after the date of such termination of employment or (ii) the date the Executive becomes eligible for health insurance benefits under the group health plan of another employer, the Company will pay the same percentage of the Executive’s premium for COBRA coverage for the Executive and, if applicable, his spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed members of senior management generally. In addition, for the period beginning on the date of the Executive’s termination of employment and ending on the earlier of (i) the date which is 12 months after the date of such termination of employment or (ii) the date on which the Executive becomes eligible for life insurance benefits from another employer, the Company will continue to provide the life insurance benefits that the Company would have provided to the Executive if the Executive had continued in employment with the Company for such period, but only if the Executive timely pays the portion of the premium for such coverage that members of senior management of the Company generally are required to pay for such coverage, if any. The Executive shall notify the Company promptly if he, while eligible for benefits under this subsection (d), becomes eligible to receive health and/or life insurance benefits from another employer. In the event that the Executive’s participation in the Company’s group life insurance plan is barred, the Company shall arrange to provide the Executive with comparable life insurance coverage to the extent available at a cost not to exceed 125% of the cost of the group life insurance coverage offered through the Company’s group life insurance plan; provided that the Executive shall pay the same proportionate share of the premium for such coverage that members of senior management of the Company generally are required to pay for group life insurance coverage under the Company’s group life insurance plan, if any.

(e) The Company will pay to the outplacement services provider reasonably selected by the Executive an amount not to exceed $10,000 for outplacement services costs incurred by Executive within the twelve months following the Executive’s termination of employment.

(f) The Company’s obligation to provide the severance benefits set forth in Sections 8(c), (d) and (e) upon the Executive’s termination of employment without Cause or for Good Reason, which does not occur within 18 months following a Change of Control, is subject to the Executive’s execution without revocation of a valid release in substantially the form attached to this Agreement as Exhibit B (the “Release”).

9. Benefits Upon Termination Without Cause or For Good Reason (Change of Control). If (a) the Executive’s employment hereunder shall terminate (i) because of termination by the Company pursuant to Section 5.1, or (ii) because of termination by the Employee for Good Reason pursuant to Section 6(a), and (b) such termination of employment occurs within 18 months following a Change of Control of the Company, the Executive shall be entitled to the following:

(a) The Company shall pay to the Executive his base salary pursuant to Section 3.1 earned through the date of such termination of employment in a lump sum no later than the next payroll date following the Executive’s date of termination to the extent not previously paid, and any other compensation and benefits to the extent actually earned by the Executive under any benefit plan or program of the Company as of the date of such termination of employment, any such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid.

(b) The Company shall pay the Executive any reimbursement amounts owing under Section 4.

(c) The Company shall pay to the Executive as a severance benefit an amount equal to two (2) times the sum of (i) his annual rate of base salary in effect immediately preceding his termination of employment, and (ii) the average of his three highest annual bonuses earned under the Company’s annual bonus plan for any of the five calendar years preceding his termination of employment (or, if the Executive was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Executive was eligible), with any deferred bonuses counting for the year earned rather than the year paid (the “COC Severance Benefit”). The COC Severance Benefit shall be paid in a lump sum within 30 days after the date of such termination of employment; provided that, if at the time of the Executive’s termination of employment, the Executive is a Specified Employee, then the COC Severance Benefit shall be paid in a lump sum on the date that is six (6) months after the date of such termination of employment.

(d) The Company shall pay to the Executive as a bonus for the year of termination of his employment an amount equal to a portion (determined as provided in the next sentence) of the Executive’s target bonus opportunity under the Company’s annual bonus plan for the calendar year of termination of the Executive’s employment or, if none, such portion of the bonus awarded to the Executive under the Company’s annual bonus plan for the calendar year immediately preceding the calendar year of the termination of the Executive’s employment, with deferred bonuses counting for the year earned rather than the year paid. Such portion shall be determined by dividing the number of days of the Executive’s employment during such calendar year up to his termination of employment by 365 (366 if a leap year). Such payment shall be made in a lump sum within 30 days after the date of such termination of employment, and the Executive shall have no right to any further bonuses under said plan; provided that, if at the time of the Executive’s termination of employment, the Executive is a Specified Employee, then such payment shall be made in a lump sum on the date that is six (6) months after the date of such termination of employment, and the Executive shall have no right to any further bonuses under said plan.

(e) For the period beginning on the date of the Executive’s termination of employment and ending on the earlier of (i) the date which is 24 months after the date of such termination of employment or (ii) the date the Executive becomes eligible for comparable benefits from another employer, the Executive (and, if applicable, the Executive’s spouse and dependent children) shall remain covered by the medical, dental, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered the Executive immediately prior to his termination of employment as if the Executive had remained in employment for such period; provided, however, that the coverage under any such plan is conditioned on the timely payment by the Executive (or his spouse or dependent children) of the portion of the premium for such coverage that actively employed members of senior management of the Company generally are required to pay for such coverage. In the event that the Executive’s participation in any such plan is barred, the Company shall arrange to provide the Executive (and, if applicable, his spouse and dependent children) with comparable benefits to the extent available at a cost not to exceed 125% of the cost of providing benefits to the Executive under the Company’s plan or plans. The Executive shall notify the Company promptly if he, while eligible for benefits under this subsection (e) becomes eligible to receive benefits from another employer.

(f) Each stock option granted by the Company to the Executive and outstanding immediately prior to termination of his employment shall be fully vested and immediately exercisable and may be exercised by the Executive (or, following his death, by the person or entity to which such option passes) at any time prior to the expiration date of the applicable option (determined without regard to any earlier termination of the option that would otherwise occur by reason of termination of his employment). Each restricted stock award granted by the Company to the Executive and outstanding immediately prior to termination of the Executive’s employment shall be fully vested upon such termination of employment.

(g) The Company will pay to the outplacement services provider reasonably selected by the Executive an amount not to exceed $10,000 for outplacement services costs incurred by Executive within the twelve months following the Executive’s termination of employment.

(h) The Company shall promptly pay all reasonable attorneys’ fees and related expenses incurred by the Executive in seeking to obtain or enforce any right or benefit under this Section 9 or to defend against any claim or assertion in connection with this Section 9, but only if and to the extent that the Executive substantially prevails.

(i) The Company will pay to the Executive an automobile allowance, in an amount equal to the Executive’s monthly lease allowance at the time of termination, each month for 24 months following termination of the Executive’s employment to replace the Company-leased automobile, which leased automobile will be returned to the Company by the Executive on the date of termination of the Executive’s employment; provided that, if at the time of the Executive’s termination of employment, the Executive is a Specified Employee, then twenty-five percent (25%) of the automobile allowance shall be paid in a lump sum on the date that is six (6) months after the date of termination, and the remaining seventy-five percent (75%) of the automobile allowance shall be paid in eighteen (18) equal monthly installments, beginning in the seventh month following the date of termination.

(j) The Company’s obligation to provide the severance benefits set forth in Sections 9(c), (d), (e), (f), (g), (h) and (i) upon the Executive’s termination of employment without Cause or for Good Reason within 18 months following a Change of Control is subject to the Executive’s execution of the Release.

10. Change of Control. For the purposes of this Agreement, a “Change of Control” shall be deemed to occur upon the consummation of any of the following events: (a) any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company or any subsidiary of the Company) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a “Current Director” shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) (i) the complete liquidation of the Company or (ii) the merger or consolidation of the Company, other than a merger or consolidation in which (x) the holders of the common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation, which liquidation, merger or consolidation has been approved by the shareholders of the Company; or (d) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of the Company.

11. Golden Parachute Excise Tax.

(a) In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan, program or arrangement of the Company or any of its affiliates would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), then the payments under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Executive resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement or other plan, program or arrangement of the Company or any of its affiliates), it is determined that payments under this Agreement have been reduced by more than the minimum amount required to prevent any payments from constituting an Excess Parachute Payment, then an additional payment shall be promptly made to the Executive in an amount equal to the additional amount that can be paid without causing any payment to constitute an Excess Parachute Payment.

(b) All determinations required to be made under this Section 11 shall be made by a nationally recognized independent accounting firm mutually agreeable to the Company and the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. All determinations made by the Accounting Firm pursuant to this Section 11 shall be final and binding upon the Company and the Executive.

(c) To the extent any payment or benefit is to be reduced pursuant to this Section 11, the severance payment described in Section 8(c) or 9(c) will first be reduced and then the bonus described in Section 9(d), in each case only to the extent necessary.

12. Entitlement to Other Benefits. Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Executive or his spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company; provided that the Executive shall not be eligible to receive any benefits under any circumstances under any severance plan or policy of the Company, including, without limitation, the Lydall, Inc. Severance Plan.

13. General Provisions.

13.1 No Duty to Seek Employment. The Executive shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Executive hereunder shall be reduced or suspended if the Executive accepts subsequent employment, except as expressly set forth herein.

13.2 Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Executive and any deductions and withholdings required by law.

13.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission with a copy deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, or sent by overnight mail addressed as follows:

To the Company:	Lydall, Inc.
P.O. Box 151
One Colonial Road
Manchester, CT 06045-0151
Attn: Chief Executive Officer

To the Executive:	Kevin T. Longe
xxxxx
xxxxx

or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given when so delivered personally or sent by facsimile transmission, or, if sent by overnight mail, on the day after the date of mailing.

13.4 No Disparagement. The Executive shall not during the period of his employment with the Company, nor following the date of termination of his employment for any reason, publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, or any of its subsidiaries or affiliates or any of their shareholders, directors, officers, employees or agents. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. The Executive agrees that the terms of this Section 14.4 shall survive the term of this Agreement and the termination of the Executive’s employment.

13.5 Proprietary Information and Inventions. The Confidentiality Agreement is incorporated by reference in this Agreement, and the Executive agrees to continue to be bound thereby.

13.6 Covenant to Notify Management. The Executive agrees to abide by the ethics policies of the Company as well as the Company’s other rules, regulations, policies and procedures. The Executive agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable. In the event that the Executive is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics, codes, rules, regulations, policies or procedures, the Executive agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken. The Executive understands that the Executive is precluded from filing a complaint with any governmental agency or court having jurisdiction over wrongful conduct unless the Executive has first notified the Company of the facts and permits it to investigate and correct the concerns.

13.7 Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.8 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by (a) the Company’s successors and assigns and (b) the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts are still payable to his hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

13.9 Successors. The Company will require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform.

13.10 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 14.10, the Company may assign or delegate its rights, duties and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of the Company or one of its subsidiaries through merger, consolation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company or one of its subsidiaries without the Executive’s consent.

13.11 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to the conflicts of law provisions thereof.

13.12 Statute of Limitations. The Executive and the Company hereby agree that there shall be a one year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Executive’s employment by the Company. If such a claim is filed more than one year subsequent to the Executive’s last day of employment it shall be precluded by this provision, regardless of whether or not the claim has accrued at that time.

13.13 Right to Injunctive and Equitable Relief. The Executive’s obligations under Section 13.4 are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event the Executive breaches such obligations. Therefore, the Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of the Executive and the rights and remedies of the Company under Section 13.4 and this Section 13.13 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies as created by applicable law. The Executive agrees that the terms of this Section 13.13 shall survive the term of this Agreement and the termination of the Executive’s employment.

13.14 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.15 Entire Agreement. This Agreement, along with the Confidentiality Agreement, constitutes the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof. This Agreement may not be changed orally and may only be modified in writing signed by both Parties. This Agreement, along with the Confidentiality Agreement, is intended by the Parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement, along with the Confidentiality Agreement, constitutes the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements.

13.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set her hand as of the day and year first above written.

LYDALL, INC.

By:	/s/ David Freeman	1/10/07
	David Freeman	Date
President and Chief Executive Officer

	/s/ Kevin T. Longe	1/10/07
	Kevin T. Longe	Date

EXHIBIT A

CONFIDENTIALITY AGREEMENT

Confidentiality and Non-Compete Agreement

In consideration of my employment by the Company, or future employment with an affiliate to whom I am transferred (together the “Company”), the compensation and other benefits to be received by me from the Company, I agree that:

1. DEFINITIONS

The term “Confidential Information” as used in this Agreement includes all business information and records which relate to the Company or to parties working with the Company under a confidentiality agreement, and which are not known to the public generally, including, but not limited to, technical notebook records, technical reports, patent applications, machine equipment, computer software, models, process and product designs including any drawings and descriptions, unwritten knowledge and “know-how”, operating instructions, training manuals, production and development processes, production or other schedules, customer lists, customer buying records, product sales records, sales requests, territory listings, market surveys, plans including marketing plans and long-range plans, salary information, contracts, supplier lists, product costs, policy statements, policy procedures, policy manuals, flowcharts, computer printouts, program listings, reproductions and correspondence.

The term “Invention” as used in this Agreement includes any discovery, improvement, design or idea, patentable, copywriteable or otherwise, which relates to any activity or business in which the Company is engaged or any process, equipment, material, product or method (including computer software) in which the Company has any direct or indirect interest.

2. INVENTIONS

I will disclose promptly to the Company any Invention conceived, developed or perfected by me, either alone or jointly with another or others, while I am an employee, whether or not such conception, development or perfection occurs during the hours of my employment.

I grant to the Company without further compensation, all my right, title and interest in and to any such Invention for the sole use and benefit of the Company, together with all U.S. and foreign patents, trademarks or copyrights that may at any time be granted, and all reissues, renewals and extensions of such patents, trademarks or copyrights. At the request and expense of the Company, I will at any time do what the Company reasonably believes to be necessary to assist the Company to vest full right and title to each such Invention in the Company, enable the Company to obtain and maintain full right and title in any country, prosecute applications for and secure patents (including their reissue, renewal and extension), trademarks, copyrights and any other form of protection for each such Invention, and prosecute or defend any interference or opposition which may be declared involving any such application or patent and any litigation in which the Company may be involved concerning any such Invention. This will include preparing, executing and delivering any written document, drawings, flowcharts, or computer printouts. The provisions of this section will continue after I stop working for the Company and shall be binding on my executors, administrators and assigns, unless waived in writing by the Company.

3. CONFIDENTIAL INFORMATION

I have not disclosed and will not disclose to the Company, and I will not use, in the discharge of my duties as an employee of the Company, any trade secret or confidential information belonging to a former employer or other person and which has been classified by the former employer or other person as a trade secret or confidential information. The limitation set forth in this section shall not apply to matters which (a) are or become public knowledge, (b) were previously known to the Company, (c) are subsequently received by the Company from a third party, or (d) are independently derived by the Company.

I will not, directly or indirectly, during or at any time after the period of my employment by the Company, use for myself or others, or disclose to others, any Confidential Information, no matter how such information becomes known to me, unless I first obtain the Company’s written consent.

When I leave the Company’s employ, or at any other time upon request by the Company, I will promptly deliver to the Company all documents and records, including but not limited to those listed under the definition of Confidential Information, which are in my possession or under my control and which pertain to the Company, any of its activities or any of my activities while in the course of my employment and all copies thereof. I will not retain or deliver to any others copies of these documents or records.

4. NON-COMPETITION

I acknowledge and agree that the Company’s business competes upon a worldwide basis, and that the degree of competition in that business is high. I recognize that the Company may assign me to duties in a geographic area or specific market. I agree that, unless I first obtain the Company’s written consent, I will not during my employment with the Company and for a period of two (2) years following the termination of my employment (provided, however, that if I am employed by the Company for less than two (2) years, the post-employment period to which this section applies shall be the greater of six (6) months or the length of my employment in any capacity), directly or indirectly or through others, individually, or as a member, officer, director, employee, agent, or investor of any partnership or entity (except ownership of not more than one percent (1%) of the outstanding publicly traded stock of any company):

(i) participate in the ownership, management, operation or control of, or work for (as an employee, consultant or independent contractor) or have any material financial interest in, any business competitive with the Company in (a) any market in which the company for which I have worked in the two (2) preceding years has sold or attempted to sell any of its product in the two (2) years preceding my termination or (b) if the Company has assigned me to duties in a geographic area, within two hundred fifty (250) miles of any such geographic area in which I have worked in the two (2) years preceding my termination,

(ii) induce or encourage any employee of the Company to terminate his or her employment with the Company, or

(iii) solicit, induce or encourage any person, business or entity which is a supplier of, a purchaser from, or a contracting party with, the Company to terminate any written or oral agreement, order or understanding with the Company or to conduct business in a way that results in an adverse impact to the Company.

I further understand and agree that the remedy at law for any breach or threatened breach of my agreement not to compete contained in this section would be inadequate and that any breach or attempted breach would result in irreparable damage to the Company, the monetary amount of which would be impossible to ascertain. Thus, I agree that in the event of any breach or threatened breach of my agreement not to compete, in addition to all other available legal or equitable remedies, the Company may obtain injunctive relief to remedy damage caused by such breach or threatened breach, and that the Company shall be entitled to recover from me its costs and expenses, including reasonable attorney fees, incurred in remedying such breach or threatened breach.

5. GENERAL TERMS

I represent and agree that I have and will assume no obligations to others inconsistent with any of my obligations to the Company under this Agreement.

In consideration of my employment, I agree to conform to the policies of the Company. I understand that my employment is for an indefinite period and can be terminated at any time, with or without cause or prior notice by either the Company or me, and will remain so unless a written agreement for a specific term is entered into and executed by me and the Company’s CEO or CFO. No other representations or agreements have been made regarding the term or termination of my employment. I understand that no employee of the Company other than its CEO or CFO has the authority to enter into any agreement, commitment or guarantees binding on the Company regarding my employment and then only by a signed, written document.

This Agreement, which is ancillary to any other agreement I may have with the Company, (a) is intended as the complete and exclusive statement of my agreement with the Company with respect to its subject matter, (b) shall be binding upon my heirs, executors and administrators, (c) shall be assignable by the Company to its successors; (d) shall not be modified unless in writing and signed by me and the Company, (e) shall be governed by and construed in accordance with the law of the State of Connecticut, the Company ‘s home office state, and (f) if any part of this Agreement is found invalid by any court, the remainder shall be valid and enforceable in law and equity.

/s/ Kevin T. Longe	(Employee Signature)	/s/ Mona G. Estey	(Witness to Signature)

Kevin T. Longe	(Employee printed name)	9/15/04	(Date)

Lydall Filtration/Separation, Inc.

By:	CRS
Name:	/s/ Christopher R. Skomorowski
Title:	COO

EXHIBIT B

TERMINATION, VOLUNTARY RELEASE AND WAIVER OF RIGHTS AGREEMENT

I,             , unqualifiedly accept and agree to the relinquishment of my title, responsibilities and obligations as an employee of Lydall, Inc. (“the Company”), and concurrently and unconditionally agree to sever my relationship as an employee of the Company, in consideration for the voluntary payment to me by the Company of the separation benefits set forth in Section      of the Employment Agreement dated as of             , 2006 by and between me and the Company (the “Employment Agreement”), which is made a part hereof.

1. In exchange for this consideration, which I understand that the Company is not otherwise obligated to provide to me, I voluntarily agree to waive and forego any and all claims, rights, interests, covenants, contracts, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees or other expenses, accounts, judgments, fines, fees, losses and liabilities, of any kind, nature or description, in law, equity or otherwise (collectively, “Claims”) that I may have against the Company and to release the Company and their respective affiliates, subsidiaries, officers, directors, employees, representatives, agents, successors and assigns (hereinafter collectively referred to as “Releasees”) from any obligations any of them may owe to me, accepting the aforestated consideration as full settlement of any monies or obligations owed to me by Releasees that may have arisen at any time prior to the date of my execution of this Termination, Voluntary Release and Waiver of Rights Agreement (the “Agreement”), except as specifically provided below in the following paragraph number 2.

2. I do not waive, nor has the Company asked me to waive, any rights arising exclusively under the Fair Labor Standards Act, except as such waiver may henceforth be made in a manner provided by law. I do not waive, nor has the Company asked me to waive, any vested benefits that I may have or that I may have derived from the course of my employment with the Company. I understand that such vested benefits will be subject to and administered in accordance with the established and usual terms governing same. I do not waive any rights which may in the future, after the execution of this Agreement, arise exclusively from a substantial breach by the Company of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.

3. Except as set forth in paragraph 2, I do fully, irrevocably and forever waive, relinquish and agree to forego any and all Claims whatsoever, whether known or unknown, that I may have or may hereafter have against the Releasees or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to my employment with the Company and the cessation thereof and all matters arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., all as amended, or under any other laws, ordinances, executive orders, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, the State of Connecticut or any other applicable county or municipal ordinance.

4. As a material inducement to the Company to enter into this Agreement, I, the undersigned, recognize that I may have been privy to certain confidential, proprietary and trade secret information of the Company which, if known to third parties, could be used in a manner that would reduce the value of the Company for its shareholders. In order to reduce the risk of that happening, I, the undersigned, agree that for a period of two (2) years after termination of employment, I, the undersigned, will not, directly or indirectly, assist, or be part of or have any involvement in, any effort to acquire control of the Company through the acquisition of its stock or substantially all of its assets, without the prior consent of the Board of Directors of the Company. This provision shall not prevent the undersigned from owning up to not more than one percent (1%) of the outstanding publicly traded stock of any company.

5. I further acknowledge pursuant to the Older Worker’s Benefit Protection Act (29 U.S.C. § 626(f)), I expressly agree that the following statements are true:

a. The payment of the consideration described in Section      of the Employment Agreement is in addition to the standard employee benefits and anything else of value which the Company owes me in connection with my employment with the Company or the separation of employment.

b. I have [twenty-one days] days from [date of receipt] to consider and sign this agreement. If I choose to sign this Agreement before the end of the [twenty-one] day period, that decision is completely voluntary and has not been forced on me by the Company.

c. I will have seven (7) days after signing the Agreement in which to revoke it, and the Agreement will not become effective or enforceable until the end of those seven (7) days.

d. I am now being advised in writing to consult an attorney before signing this Agreement.

I acknowledge that I have been given sufficient time to freely consult with an attorney or counselor of my own choosing and that I knowingly and voluntarily execute this Agreement, after bargaining over the terms hereof, with knowledge of the consequences made clear, and with the genuine intent to release claims without threats, duress, or coercion on the part of the Company. I do so understanding and acknowledging the significance of such waiver.

6. Further, in view of the above-referenced consideration voluntarily provided to me by the Company, after due deliberation, I agree to waive any right to further litigation or claim against any or all of the Releasees except as specifically provided in paragraph number 2 above. I hereby agree to indemnify and hold harmless the Releasees and their respective agents or representatives from and against any and all losses, costs, damages or expenses, including, without limitation, attorneys fees incurred by said parties, or any of them, arising out of any breach of this Agreement by me or by any person acting on my behalf, or the fact that any representation made herein by the undersigned was false when made.

7. As a material inducement to the Company to enter into this Agreement, I, the undersigned, understand and agree that if I should fail to comply with the conditions hereof or to carry out the agreement set forth herein, all amounts previously paid under this Agreement shall be immediately forfeited to the Company and that the right or claim to further payments and/or benefits hereunder would likewise be forfeited.

8. As a further material inducement to the Company to enter into this Agreement, the undersigned provides as follows:

First. I represent that I have not filed any complaints or charges against the Company, or any of the Releasees relating to the relinquishment of my former titles and responsibilities at the Company or the terms of my employment with the Company and that if any agency or court assumes jurisdiction of any complaint or charge against the Company or any of the Releasees on behalf of me concerning my employment with the Company, I understand and agrees that I have, by my knowing and willing execution of this Agreement waived my rights to any form of recovery or relief against the Company, or any of the Releasees, including but not limited to, attorney’s fees. Provided, however, that this provision shall not preclude the undersigned from pursuing appropriate legal relief against the Company for redress of a substantial breach of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.

Second. I acknowledge and understand that the consideration for this release shall not be in any way construed as an admission by the Company or any of the Releasees of any improper acts or any improper employment decisions, and that the Company, specifically disclaims any liability on the part of itself, the Releasees, and their respective agents, employees, representatives, successors or assigns in this regard.

Third. I acknowledge and agree that this Agreement shall be binding upon me, upon the Company, and upon our respective administrators, representatives, executives, successors, heirs and assigns and shall inure to the benefit of said parties and each of them.

Fourth. I represent, understand and agree that this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, except for the confidentiality and non-competition agreement previously executed by me, the terms of which retain their full force and effect, and which are in no way limited or curtailed by this Agreement. (A copy of that agreement is attached to the Employment Agreement as Exhibit A and is made a part hereof.)

Fifth. Modification. This Agreement may not be altered or changed except by an agreement in writing that has been properly executed by the party against whom any waiver, change, modification or discharge is sought.

Sixth. Severability. All provisions and terms of this Agreement are severable. The invalidity or unenforceability of any particular provision(s) or term(s) of this Agreement shall not affect the validity or enforceability of the other provisions and such other provisions shall be enforceable in law or equity in all respects as if such particular invalid or unenforceable provision(s) or term(s) were omitted. Notwithstanding the foregoing, the language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

Seventh. No Disparagement. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power, I agree and promise that I will not make any oral or written statements or reveal any information to any person, company, or agency which is disparaging or damaging to the reputation or business of the Company, its subsidiaries, directors, officers or affiliates, or which would interfere in any way with the business relations between the Company or any of its subsidiaries or affiliates and any of their customers, suppliers or vendors whether present or in the future.

Eighth. Confidentiality. The Company and the undersigned agree to refrain from disclosing to third parties and to keep strictly confidential all details of this Agreement and any and all information relating to its negotiation, except as necessary to each party’s accountants or attorneys.

Ninth. Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated by the Company and all further payment obligations of the Company will cease, if: (a) the undersigned is terminated for “Cause” prior to the undersigned’s separation date; or (b) facts are discovered after the undersigned’s separation date that would have supported a termination for “Cause” had such facts been discovered prior to the undersigned’s separation date.

AFFIRMATION OF RELEASOR

I,             , warrant that I am competent to execute this Termination, Voluntary Release and Waiver of Rights Agreement and that I accept full responsibility thereof.

I,             , warrant that I have had the opportunity to consult with an attorney of my choosing with respect to this matter and the consequences of my executing this Termination, Voluntary Release and Waiver of Rights Agreement.

I,             , have read this Termination, Voluntary Release and Waiver of Rights Agreement carefully and I fully understand its terms. I execute this document voluntarily with full and complete knowledge of its significance.

Executed this      day of             , 2006 at                                                              .

NAME
STATE OF	)
	)	SS:
COUNTY OF	)

Subscribed and sworn to before me, a Notary Public in and for said County and State, this      day of                     , 2006 under the pains and penalties of perjury.

, Notary Public

My Commission Expires:

County of Residence: